Exhibit 99.1
News Release

Investor Relations Contact:
Jennifer Jarman
The Blueshirt Group
415-217-5866
jennifer@blueshirtgroup.com

Internet Patents Corporation Reports First Quarter 2012 Results and Provides Business Update

SACRAMENTO, Calif., May 7, 2012 – Internet Patents Corporation (NASDAQ: PTNT) today reported financial results for the first quarter ended March 31, 2012 and provided a business update.

“We have made significant progress in identifying the initial entities to pursue in our efforts to license our strong portfolio of e-commerce patents and expect to begin to take action against companies that we believe are infringing our IP by the end of the second quarter,” said Hussein Enan, Chairman and CEO of Internet Patents Corporation.  “Given that we are embarking on a business strategy that will frequently require litigation, and keeping our strong balance sheet in mind, the Board of Directors will revisit the possibility of making a second special cash distribution to shareholders during the first quarter 2013 board meeting.  We expect our near-term quarterly run-rate for OPEX, excluding legal fees, to be in the range of $0.6 to $0.7 million. This does not factor in any additional potential cost savings from our ongoing efforts to reduce our expense structure.”

Operating Highlights
As of the quarter ended March 31, 2012:

-	In its first quarter of operating a patent licensing business, the Company reported a net loss for the quarter of $737,000, or $0.10 per share.

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Cash and cash equivalents and short-term investments were $34.5 million, which includes $1.0 million in restricted short-term investments.  The Company’s cash position benefited from a lower than expected state tax liability related to the Company’s gain on the sale of assets to Bankrate, Inc. in December 2011.

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The number of shares of Internet Patents Corporation common stock issued and outstanding was 7,751,952. Options representing a total of 232,854 shares of common stock remain outstanding and exercisable as of that same date.

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Net operating loss (NOL) carry forwards were approximately $138.9 million and $83.5 million for federal income tax and state income tax purposes, respectively. Included in these amounts are unrealized federal and state net operating loss deductions resulting from stock option exercises of approximately $6.7 million each. The benefit of these unrealized stock option-related deductions has not been included in deferred tax assets and will be recognized as a credit to additional paid-in capital when realized. Federal and state net operating loss carry forwards begin expiring in 2012.

About Internet Patents Corporation
Headquartered in Sacramento, CA, Internet Patents Corporation (NASDAQ: PTNT) operates a patent licensing business focused on its e-commerce technologies. www.internetpatentscorporation.net

Forward-Looking Statements

This news release contains forward-looking statements, which include statements expressing the intent, belief or current expectations of Internet Patents Corporation that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control.  The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.  Actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Internet Patent Corporation’s business, which include, but are not limited to: the unpredictable nature of patent licensing and patent litigation; potential changes in the laws and regulations relating to patents and patent litigation; the risk that we are not currently engaged in the patent licensing business, and our patent portfolio has never generated revenues; future changes we may make in our patent licensing strategy; and changes in the taxation of income due to the disallowance or expiration of the Company’s net operating losses.  Unless legally required, Internet Patents Corporation undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

INTERNET PATENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)
(unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$32,321	$70,326
Short-term investments	1,225	1,225
Restricted short-term investments	1,000	-
Prepaid expenses and other current assets	1,413	1,374
Total current assets	35,959	72,925
Property and equipment, net	44	42
Other assets	27	1,027
Total assets	$36,030	$73,994

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$482	$3,385
Accrued expenses and other current liabilities	347	541
Income tax payable	-	644
Total current liabilities	829	4,570

Income tax liability	101	101
Total liabilities	930	4,671

Commitments and contingencies

Stockholders’ equity:
Common stock	11	10
Paid-in capital	221,726	216,401
Treasury stock	(6,788)	(6,589)
Accumulated deficit	(179,848)	(140,499)
Accumulated other comprehensive loss	(1)	-
Total stockholders’ equity	35,100	69,323
Total liabilities and stockholders’ equity	$36,030	$73,994

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues:
Total revenues	-	-

Operating expenses:
Sales and marketing	-	-
Technology	-	24
General and administrative	837	888
Total operating expenses	837	912
Loss from operations	(837)	(912)
Other income	100	5
Loss from continuing operations	(737)	(907)
Discontinued operations, net of tax
Income from discontinued operations	-	1,205
Total discontinued operations	-	1,205

Net income (loss)	$(737)	$298

Net income (loss) per share:
Basic and diluted
Loss from continuing operations	$(0.10)	$(0.16)
Discontinued operations, net of tax	$-	$0.22
Net income (loss) per basic common share	$(0.10)	$0.06

Shares used in computing income (loss) per share:
Basic and diluted	7,379	5,523

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